Exhibit (a)(1)(xxiv)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares and/or ADSs (both, as defined below). The U.S. Offer (as defined below) is being made pursuant to the U.S. Offer to Purchase (as defined below), the related share acceptance letter, the related ADS letter of transmittal and the related share withdrawal letter and any amendments or supplements thereto, and is being made to all U.S. Holders (as defined below) of Ordinary Shares and all holders of ADSs, wherever located. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Takeda (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Takeda.

RESULTS OF THE INITIAL ACCEPTANCE PERIOD OF THE U.S. OFFER TO PURCHASE

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED,

OF

TIGENIX

FOR

€1.78 PER ORDINARY SHARE

AND

€35.60 PER AMERICAN DEPOSITARY SHARE, PAYABLE IN U.S. DOLLARS

BY

TAKEDA PHARMACEUTICAL COMPANY LIMITED

PURSUANT TO THE U.S. OFFER TO PURCHASE DATED APRIL 30, 2018

On April 30, 2018, Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan (“Takeda”), commenced an offer to purchase (i) up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and (ii) up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates, at a purchase price of €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in the U.S. offer to purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”), and in the related share acceptance letter, the related ADS letter of transmittal and the related share withdrawal letter, as applicable. The Price Per Ordinary Share will be payable in Euros, while the Price Per ADS will be payable in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs” of the U.S. Offer to Purchase.

Pursuant to that certain Offer and Support Agreement, dated January 5, 2018 (as it may be amended from time to time, the “Transaction Agreement”), by and between Takeda and TiGenix, Takeda is offering to purchase all Ordinary Shares, ADSs and warrants to acquire Ordinary Shares (the “Warrants” and each a “Warrant”, and together with the Ordinary Shares and ADSs, the “Securities”), in two separate, but concurrent and related, offers in Belgium (the “Belgian Offer”) and in the United States (the “U.S. Offer”), respectively. The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers”.

The Initial Acceptance Period (as defined in the U.S. Offer to Purchase) of the Belgian Offer and the U.S. Offer expired as scheduled at 4:00 p.m., CEST and 10:00 a.m., New York City time, respectively, on May 31, 2018 (the “Initial Expiration Date”). As of the Initial Expiration Date, a total of 256,657,251 Ordinary Shares (including 20,621,280 Ordinary Shares represented by ADSs) and a total of 11,941,130 Warrants had been validly tendered into the Offers and not withdrawn. As a result, taking into account all Securities owned by Takeda and its affiliates, following settlement of the Securities tendered in the Initial Acceptance Period, Takeda will hold 90.62% of all Ordinary Shares (including Ordinary Shares represented by ADSs) and 90.83% of the voting rights represented or given access to by all the Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the Initial Acceptance Period. All Conditions to the Offers (as defined in the U.S. Offer to Purchase) have been satisfied. Payment for the Ordinary Shares, Warrants and ADSs validly tendered and not withdrawn in the Initial Acceptance Period is currently expected to commence on June 8, 2018.

Takeda is required under article 35, 1° of the Belgian Royal Decree on Public Takeover Bids (and the Transaction Agreement), to provide for a Second Acceptance Period (as defined in the U.S. Offer to Purchase) during which holders of Securities not previously tendered into the Offers prior to the expiration of the Initial Acceptance Period may tender their Securities into the Offers.

The Second Acceptance Period for the Belgian Offer will commence on June 20, 2018 at 9:00 a.m., CEST, and the Second Acceptance Period for the U.S. Offer will commence today, June 6, 2018 at 9:00 a.m., New York City time and is scheduled to expire for both the Belgian Offer and the U.S. Offer, subject to any extension, on July 3, 2018 at 4:00 p.m., CEST and 10:00 a.m., New York City time, respectively. The results of the Second Acceptance Period are expected to be published on July 6, 2018. Payment for the Ordinary Shares, Warrants and ADSs validly tendered and not withdrawn in the Second Acceptance Period is currently expected to commence on July 10, 2018. During the Second Acceptance Period, holders of Ordinary Shares, Warrants and ADSs can tender their Securities in the Offers by following the instructions set out in the Belgian Offer Documents (as defined in the U.S. Offer to Purchase) or the U.S. Offer to Purchase, as applicable to them.

Notice of the results of the Second Acceptance Period will be published in the U.S. via press release and as an amendment to the tender offer statement on Schedule TO related to the U.S. Offer, which, when filed by Takeda, will be available at the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Following expiration of the Second Acceptance Period, Takeda intends to launch the Squeeze-Out (as defined in the U.S. Offer to Purchase) in accordance with articles 42 and 43 of the Belgian Royal Decree on Public Takeover Bids and article 513 of the Belgian Companies Code, if the conditions for such Squeeze-Out are met. Following the Squeeze-Out, TiGenix will become a wholly-owned subsidiary of Takeda, the Ordinary Shares will be automatically delisted from Euronext Brussels and Takeda intends to effect the delisting of the ADSs from the Nasdaq Global Select Market. If the conditions for a Squeeze-Out are not met, Takeda nonetheless intends to effect the delisting of the Ordinary Shares from Euronext Brussels and the delisting of the ADSs from the Nasdaq Global Select Market as permitted by law and applicable regulations.

Takeda filed a tender offer statement on Schedule TO with the SEC on April 30, 2018 and TiGenix filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on April 30, 2018. Holders of Securities are urged to carefully review these documents, as amended or supplemented from time to time, including the U.S. Offer to Purchase, the related share acceptance letter, the related ADS letter of transmittal and the related share withdrawal letter and other documents filed with the SEC by Takeda and TiGenix, since these documents contain important information. U.S. Holders of Ordinary Shares and holders of ADSs are urged to carefully review the documents relating to the U.S. Offer that have been filed by Takeda and TiGenix with the SEC, as amended or supplemented from time to time, before any decision is made with respect to the U.S. Offer. These documents are available for free at the SEC’s website at www.sec.gov. Additional copies of the U.S. Offer to Purchase, the related share acceptance letter, the related ADS letter of transmittal, the related share withdrawal letter, the solicitation/recommendation statement on Schedule 14D-9 and other tender offer documents may be obtained free of charge from the U.S. Information Agent (as defined below) or from brokers, dealers, commercial banks, trust companies or other nominees.

Questions or requests for assistance may be directed to Georgeson LLC (the “U.S. Information Agent”) at the address and telephone number set forth below.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC

1290 Avenue of the Americas

9th Floor

New York, NY 10104

E-mail: TIG-offer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 391-6921

June 6, 2018